Exhibit 99.1
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John Schoen COO/CFO PCTEL (773) 243-3000	Jack Seller Public Relations PCTEL (773) 243-3016 jack.seller@pctel.com
PCTEL Closes Dublin Facility
Retains Public Mobile Product Line and iVET™ Technology
Exits UMTS Operation
Chicago, IL — June 19, 2007 — PCTEL, Inc. (NASDAQ:PCTI), a leader in wireless broadband solutions, announced today that it has exited operations related to its UMTS antenna product line effective today. The company will close its research and development facility in Dublin, Ireland as well as a related satellite office in the United Kingdom. The company will also discontinue the UMTS portion of its contract manufacturing.
The UMTS antenna product line and the Dublin, Ireland facility were part of the company’s acquisition of Sigma Wireless Technologies Limited made nearly two years ago. While the Public Mobile Radio product line (public safety) has done reasonably well and the iVET™ technology has been successfully applied to the company’s emerging WiMAX product line, the UMTS antenna products have been disappointing, falling well short of forecasted sales. The majority of the development, inventory, and facility assets associated with the acquisition were related to the UMTS operation.
“It is time to move on,” said Marty Singer, PCTEL’s Chairman and CEO. “When we acquired Sigma, we had great expectations for the rollout of variable-tilt UMTS antennas. It is clear that our major customers have delayed their rollout, some opting to wait for 4G technology. We want to focus on the businesses — such as Wi-Fi, WiMAX, and GPS — that are growing robustly and delivering respectable gross margins. We will also continue to build our public safety and homeland security antenna business,” added Singer.
The company anticipates a total charge of $4.5 million with a non-cash charge of $2.2 million related to this action and maximum cash charges of $2.3 million for severance and closing down the contract manufacturing operation. This amount may be reduced by the sale of related inventory and other assets. After the transition is complete, PCTEL’s headcount in Ireland and the UK will be five, down from twenty. The remaining five employees will be dedicated to sales. The company’s operating expenses are expected to decline approximately $0.3 to $0.4 million per quarter from these actions.
The company is revising its revenue guidance for the second quarter of 2007 and the year. Revenue for the second quarter is now expected to be in the range of $18.5 million to $19.0 million, with gross profit in a range of 50% to 51%. Revenue for the second half of the year is expected to be in a range of $41 million to $45 million, with a gross profit range of 52% to 53%. The company does not provide annual guidance for EPS.
About PCTEL
PCTEL, Inc. (Nasdaq:PCTI), which is headquartered in Chicago, is a global leader in wireless broadband solutions. The company’s Broadband Technology Group (BTG) includes Antenna Products and RF Solutions. PCTEL’s BTG designs, distributes, and supports innovative antenna solutions for public safety applications, unlicensed and licensed wireless broadband, fleet management, network timing, and other GPS applications. Its portfolio of OEM receivers, receiver based products and interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s Mobility Solutions’ software tools provide secure, access independent, remote connectivity to the Internet and IMS software for converged handsets.
The company’s products are sold or licensed to wireless carriers, wireless ISPs, distributors, system integrators, wireless test and measurement companies, wireless network equipment, handset manufacturers, and government agencies. PCTEL protects its technology with a strong intellectual property portfolio and broad cross-licensing agreements. For more information, please visit the company’s web site at: http://www.pctel.com.
PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding the expected growth of PCTEL’s Wi-Fi, WiMAX, and GPS businesses, the anticipated charges and declining operating expenses to result from the company’s exit activities, and projected financial performance for the balance of 2007 are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the ability to reduce cash and non-cash charges relating to the exit by sales of related inventory and fixed assets, the level and demand for the company’s WiFi, WiMAX, GPS and other products, success at developing and growing our wireless businesses, and changes in the competitive environment. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statements whether as a result of new information, future events or otherwise.